Exhibit 99.1
June 23, 2009
Dear Shareholders (and friends) of AssuranceAmerica,
As of May 31 our MGA/Carrier operations have nearly 83,000 Policies in Force, up 13% from prior year. We also achieved improved claims performance for the first five months of 2009. Our average paid severity on material damage lines is down 9% year over year.
With Florida in a recession, revenues for our retail agencies were down 17% for May 2009 compared to May 2008, while expenses were down 31%. We continue to focus our retail efforts on additional revenue sources, as well as holding expenses in line.
Revenues and earnings for 2009 are generally developing as we expected; however, given the state of the economy, it may be late 2010 before we see the insurance cycle turning to a “hard” market. As always, we appreciate your support and patience with our company.
Following is our report on May’s results:

		May (Unaudited)
		Current Month			Year To Date
		2009	2008	Change	2009	2008	Change
		(In $1,000)%			(In $1,000)%
•	Gross Premiums Produced[1]*	$9,997	$10,944	(9)%	$67,043	$64,322	4%

•	MGA/Carrier Gross Premiums Produced [1,2]	$7,645	$7,367	4%	$49,331	$44,382	11%
•	MGA/Carrier Revenues [2]	$5,019	$4,683	7%	$25,984	$24,135	8%

•	Retail Agencies Gross Premium Produced [1,2]*	$3,377	$4,325	(22)%	$25,487	$29,022	(12)%
•	Retail Agencies Group Revenues [2] *	$589	$706	(17)%	$4,066	$4,579	(11)%

•	Company Revenues*	$5,422	$5,260	3%	$28,650	$27,126	6%
•	Company Pre-Tax Income before stock option*	$91	$(203)	145%	$1,641	$362	353%
•	Company Pre-Tax Income*	$64	$(228)	128%	$1,509	$290	420%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
To follow your stock, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB.
Sincerely,

/S/ Guy W. Millner	/S/ Joseph J. Skruck
Guy W. Millner	Joseph J. Skruck
Chairman and Chief Executive Officer	President and Chief Operating Officer
This document is for informational purposes only and not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.